Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 6, 2014, except for Note O, as to which the date is January 15, 2015, with respect to the financial statements of Entellus Medical, Inc. contained in the Registration Statement and Prospectus on Form S-1, as amended, (File No. 333-201237), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

January 28, 2014